Exhibit 99.1

Xerox Adds Two New Directors to Board

NORWALK, Conn., Jan. 27, 2017 – Xerox (NYSE: XRX) today announced that the company’s chief executive officer, Jeff Jacobson, and Greg Brown, chairman and chief executive officer of Motorola Solutions, Inc., have joined Xerox’s board of directors, effective January 26, 2017.

Mr. Brown serves on the board of directors of several other corporate and nonprofit entities, including Motorola Solutions, Inc., Federal Reserve Bank of Chicago, Rutgers University, Business Roundtable and Skills for Chicagoland’s Future.

As previously announced, Ursula Burns will retire as chairman of the board at the annual shareholders meeting in May. Richard J. Harrington, who has served on the board since 2004, will also retire and will not stand for re-election at the annual shareholders meeting in May.

About Xerox Xerox Corporation is an $11 billion technology leader that innovates the way the world communicates, connects and works. Our expertise is more important than ever as customers of all sizes look to improve productivity, maximize profitability and increase satisfaction. We do this for small and mid-size businesses, large enterprises, governments, graphic communications providers, and for our partners who serve them.

We understand what’s at the heart of work – and all of the forms it can take. We embrace the increasingly complex world of paper and digital. Office and mobile. Personal and social. Every day across the globe – in more than 160 countries – our technology, software and people successfully navigate those intersections. We automate, personalize, package, analyze and secure information to keep our customers moving at an accelerated pace. For more information visit www.xerox.com.

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Media Contacts:

Carl Langsenkamp, Xerox, +1-585-423-5782, carl.langsenkamp@xerox.com

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